Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into as of the 10th day of July, 2006, by and between VitaCube Systems Holdings, Inc., a Nevada corporation (the “Employer”), and John D. Pougnet (the “Employee”).

EXPLANATORY STATEMENT

A.            Employer and Employee entered into an Employment Agreement dated September 12, 2005 (the “Employment Agreement”) whereby the Employer employed the Employee.

B.            The Employee has agreed to reduce his salary for a period of one year from the date of this Amendment from $140,000 to $90,000 upon the Employer granting options to the Employee to purchase 100,000 shares of the Employer’s common stock at a price per share as of the date of this Amendment.

C.            The Employer and Employee desire to amend and modify the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employment Agreement is hereby amended and modified as follows:

1.             Section numbered 3.1, “Salary” is hereby amended by the addition of the following at the end of Section numbered 3.1:

 “Notwithstanding the foregoing, for a period of one year from May 28, 2006 through May 27, 2007, the Employee’s Base Salary shall be $90,000 per year. For any month in the period June 2006 through May 2007 that the Company’s operating net cash flow for any month is greater than $17,000 positive, a bonus of $4,167 will be paid for each such month during the first pay period following that month.”

2.             Section numbered 3.2 “Stock Options” is hereby amended by the addition of the following at the end of Section numbered 3.2:

“Further, Employee shall receive options (the “Options”) to purchase an aggregate of 100,000 shares of Employer’s common stock at the fair market value of per share of common stock which is the closing price per share on the effective date of this Amendment with such Options to vest over the 52 week period May 28, 2006 through May 27, 2007 but not to be part of the Employer’s 2003 Stock Incentive Plan. These options contain customary piggyback registration rights.”

3.             Any and all other terms and conditions of the Employment Agreement not amended or modified herein shall remain the same and in full force and effect.

Employer:	Employee:

VitaCube Systems Holdings, Inc.

/s/ Earnest Mathis Jr.	/s/ John D. Pougnet
Earnest Mathis, Jr., Chief Executive Officer	John D. Pougnet